UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 12(b) or (g) of
the Securities Exchange Act of 1934

(Date of Report (date of earliest event reported)) : December 28, 2004

Cortland Bancorp

(Exact name of registrant specified in its charter)

Ohio	0-13814	34-1451118
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

194 West Main Street Cortland, Ohio	44410

(Address of principal executive offices)	(Zip Code)

(330) 637-8040

Registrant’s telephone number, including area code

[not applicable]

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01 Entry into a Material Definitive Agreement

     Cortland Bancorp has previously entered into Director Retirement Agreements with its non-employee directors, and now intends to enter into a similar agreement with its newest director Mr. Jerry A. Carleton. Each Director Retirement Agreement promises a post-retirement benefit of $10,000 payable annually for 10 years if the director retires after reaching his normal retirement age, which is specific for each individual director, and currently ranges from age 61 to age 70. A reduced annual retirement benefit is payable if the director terminates service or becomes disabled before reaching his normal retirement age, but the benefit is not payable until the director finally attains that age. If termination of the director’s service occurs within one year after a change in control of Cortland Bancorp, the director will receive cash in a single lump sum equal to the retirement benefit expense accrued by Cortland Bancorp. The Director Retirement Agreement benefits to which a director is entitled are payable to his beneficiary after the director’s death, but if the director dies in active service to Cortland Bancorp before reaching his normal retirement age his beneficiary will be entitled to cash in a single lump sum equal to the retirement benefit expense accrued by Cortland Bancorp.

     Cortland Bancorp has previously purchased insurance on the lives of directors who are parties to the Director Retirement Agreements and entered into split dollar agreements with them, promising to share a portion of the life insurance death benefits with directors’ designated beneficiaries. Each director’s portion of the policy’s death benefit is $100,000, payable to the director’s beneficiary whether the director’s death occurs while in active service to Cortland Bancorp or after retirement. Cortland Bancorp will receive any death benefits remaining after payment to the director’s beneficiary. Cortland Bancorp fully paid the premiums for the policies at their inception, and expects to recover all premiums in full from its portion of the policies’ death benefits. Cortland Bancorp purchased the split dollar life insurance policies as informal financing for its payment obligations under the Director Retirement Agreements. Although Cortland Bancorp expects the life insurance benefits to support the payment obligations, the non-employee directors’ contractual entitlements under the Director Retirement Agreements are not funded and remain contractual liabilities of Cortland Bancorp.

     Mr. Jerry A. Carleton was appointed to Cortland Bancorp’s board effective on August 24, 2004 to fill a vacancy created by a director’s retirement. On December 28, 2004 the board of directors approved the purchase of insurance on Mr. Carleton’s life, effected by payment of a single premium in the amount of $425,000. Assuming the insurer issues a policy of insurance on Director Carleton’s life, Cortland Bancorp expects to enter into a Director Retirement Agreement and split dollar agreement with him in 2005. The Director Retirement Agreement and associated split dollar agreement with Director Carleton would be on terms that are identical to the terms of the Director Retirement Agreements and split dollar agreements previously entered into with other nonemployee directors. Currently 62 years old, Director Carleton’s normal retirement age under the agreement is expected to be age 70.

Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cortland Bancorp

Date: December 30, 2004	/s/ Rodger W. Platt Rodger W. Platt Chairman and President